Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports 53% Increase in Revenues and Returns to

Profitability in the Fourth Quarter of 2011

•	North America Laser Revenue Increases 90%; Core Domestic Business Up 38%

•	Company Posts Net Income of $1.1 Million, or $0.08 Per Share

•	Full-Year Revenues Climb 35% to $110.6 Million

Westford, Mass., February 14, 2012 – Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three and twelve months ended December 31, 2011.

Fourth-Quarter Financial Results

Revenues increased 53% to $34.1 million in the fourth quarter of 2011 from $22.3 million for the same period in 2010. Income from operations totaled $1.4 million for the quarter, compared with a loss from operations of $626,000 for the comparable period of 2010. Net income for the fourth quarter was $1.1 million, or $0.08 per diluted share, compared with a net loss of $798,000, or $0.06 per basic and diluted share, for the fourth quarter of 2010.

“Strong organic growth in North America – coupled with our recent strategic acquisitions – enabled Cynosure to deliver its highest quarterly revenue in more than three years,” said President and Chief Executive Officer Michael Davin. “North American laser product revenue increased 90 percent in the quarter over the same period in 2010, stimulated by an expanded product offering and further improvement in the U.S. lending environment for aesthetic equipment. Our ConBio and Eleme Medical acquisitions accounted for about one half of the increase, as the products associated with these transactions are performing well. Our acquisition of distribution rights to the PinPointe FootLaser also contributed to our top-line growth. Equally important, we were encouraged to see 38 percent organic growth compared to the fourth quarter of 2010 in the domestic market.”

Gross profit margin for the three months ended December 31, 2011 was 56.3%, compared with 55.9% for the same period of 2010. The increase in gross margin reflected a favorable product mix and a larger percentage of laser product revenue from North America, where average selling prices tend to be higher.

“The improvement of our gross profit margin in the fourth quarter is particularly notable given the addition of ConBio’s revenue,” Davin said. “Historically, a significant share of ConBio’s revenue has come from lower-margin international distribution. As a result, we anticipated that the acquisition would reduce our overall margin in the fourth quarter. Instead, our gross profit margin increased on a higher mix of direct North American ConBio sales, as well as the overall improvement in the U.S. business climate.”

Total operating expenses for the fourth quarter of 2011 were $17.8 million, or 52% of revenues, compared with $13.1 million, or 59% of revenues, for the fourth quarter of 2010.

Recent Highlights: Cellulaze Receives FDA Clearance

Cynosure announced on January 30th that the U.S. Food and Drug Administration had cleared the Company’s newest flagship product – the Cellulaze™ Cellulite Laser Workstation – for commercial distribution. Cellulaze is the first and only minimally invasive medical device approved for the reduction of cellulite, a condition estimated to affect 85% of women over age 20. Cellulaze also is currently being marketed in Canada, the European Union, Australia and South Korea. Cynosure is pursuing regulatory approvals in additional international markets.

“With the addition of Cellulaze to our U.S. product lineup, Cynosure gains a critical first-mover advantage with the world’s first aesthetic laser device for longer-lasting cellulite reduction,” Davin said. “The product is supported by nearly four years of clinical research that we believe establishes Cellulaze as a new standard of care for this indication.”

Business Outlook

“We capped a year of steady top-line growth by posting our strongest quarter of 2011, and generating our first profitable quarter in more than three years,” Davin said. “Propelled by an improving credit environment, momentum from newly acquired products and organic growth, our full-year revenue of $110.6 million was 35 percent greater than for the full year of 2010. We generated $8.3 million of cash from operations in the quarter and concluded 2011 with a healthy balance sheet including more than $73 million in cash and securities, and no long-term debt.”

“With Cellulaze now FDA cleared, we are in the process of establishing several U.S. physician training centers and completing launch preparations,” Davin said. “We expect to begin introducing the product in North America by the end of the first quarter, and accelerate production as we move through 2012.”

Fourth-Quarter Financial Results Conference Call

In conjunction with its fourth-quarter 2011 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce the appearance of cellulite and treat Onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated financial results and product development, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Consolidated Statements of Income (Unaudited) (In thousands, except per share data)

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2011	2010	2011	2010

Revenues	$34,102	$22,342	$110,602	$81,775
Cost of revenues	14,915	9,859	48,294	35,388

Gross profit	19,187	12,483	62,308	46,387

Operating expenses
Selling and marketing	10,892	8,702	39,142	32,818
Research and development	2,837	1,846	10,079	7,300
Amortization on intangible assets acquired	415	—	854	—
General and administrative	3,615	2,561	14,255	11,312

Total operating expenses	17,759	13,109	64,330	51,430

Income/(loss) from operations	1,428	(626)	(2,022)	(5,043)

Interest income, net	8	24	125	163
Other expense, net	(154)	(28)	(201)	(224)

Income/(loss) before income taxes	1,282	(630)	(2,098)	(5,104)

Income tax provision	199	168	807	442

Net income/(loss)	$1,083	$(798)	$(2,905)	$(5,546)

Diluted net income/(loss) per share	$0.08	$(0.06)	$(0.23)	$(0.44)

Diluted weighted average shares outstanding	12,847	12,592	12,585	12,666

Basic net income/(loss) per share	$0.09	$(0.06)	$(0.23)	$(0.44)

Basic weighted average shares outstanding	12,567	12,592	12,585	12,666

Condensed Consolidated Balance Sheet

(In thousands)

	Dec. 31, 2011	Dec. 31, 2010

Assets:
Cash, cash equivalents and short-term marketable securities	$67,073	$86,836
Accounts receivable, net	12,853	10,621
Inventories	29,568	18,684
Prepaid expenses and other current assets	3,038	3,902
Deferred tax asset, current portion	420	489

Total current assets	112,952	120,532
Property and equipment, net	7,705	8,892
Long-term marketable securities	6,595	9,990
Goodwill and intangibles, net	23,486	1,666
Other noncurrent assets	684	732

Total assets	$151,422	$141,812

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$22,418	$15,267
Amounts due to related parties	1,550	1,785
Deferred revenue	6,388	3,660
Capital lease obligations	239	133

Total current liabilities	30,595	20,845

Capital lease obligations, net of current portion	494	40
Deferred revenue, net of current portion	367	348
Other long-term liabilities	339	279

Total stockholders’ equity	119,627	120,300

Total liabilities and stockholders’ equity	$151,422	$141,812